Portillo’s Inc. Announces Second Quarter 2023 Financial Results

Oak Brook, IL— August 3, 2023—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the second quarter ended June 25, 2023.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said, “We delivered another quarter of strong results that highlight the durability of our brand. We feel great about our recent new restaurant performance and are also delivering solid results in our core. To sustain this positive trajectory, we continue to focus on quality and execution. Our restaurants are fully-staffed, and we empower our Team Members to prioritize the guest experience by serving delicious, high-quality food in an engaging environment at a great price point. This creates a consistently outstanding experience for both our Team Members and guests.”

Financial Highlights for the Second Quarter 2023 vs. Second Quarter 2022:

•Total revenue increased 12.3% or $18.6 million to $169.2 million;
•Same restaurant sales increased 5.9%;
•Operating income decreased $0.1 million to $17.4 million;
•Net income decreased $0.9 million to $9.9 million;
•Restaurant-Level Adjusted EBITDA* increased $4.3 million to $42.7 million; and
•Adjusted EBITDA* increased $1.6 million to $29.2 million.

*Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures in the accompanying financial information below.

Recent Developments and Trends

We continue to see revenue growth due to our new restaurant openings, as well as same-restaurant sales growth. Total revenue grew 12.3% during the quarter ended June 25, 2023 and 14.1% for the two quarters ended June 25, 2023. Same-restaurant sales grew 5.9% during the quarter ended June 25, 2023, compared to 1.9% same-restaurant sales growth during the same quarter in 2022. Same-restaurant sales grew 7.4% during the two quarters ended June 25, 2023, compared to 4.8% same-restaurant sales growth during the two quarters ended June 26, 2022.

During the quarter ended June 25, 2023, we opened one new restaurant in Gilbert, Arizona for a total of 76 restaurants, including a restaurant owned by C&O, of which Portillo's owns 50% of the equity. Our six new restaurants opened in 2022 and 2023, positively impacted revenues by approximately $10.4 million and $20.9 million in the quarter and two quarters ended June 25, 2023, respectively. We plan to open eight more new restaurants in the third and fourth quarters of 2023.

In the quarter and two quarters ended June 25, 2023, we continued to experience commodity inflation, but to a lesser extent than we saw in 2022. Commodity inflation was 5.5% and 7.1% for the quarter and two quarters ended June 25, 2023, respectively, compared to 15.2% and 15.5% for the quarter and two quarters ended June 26, 2022. We expect our overall commodity inflation to ease over the course of the year and currently estimate commodity inflation in the mid-single digits for the full fiscal year. Labor expenses, as a percentage of revenue, slightly increased during the second quarter of 2023 compared to the same quarter in 2022. For the two quarters ended June 25, 2023, we experienced a decline in labor expenses, as a percentage of revenue, compared to the two quarters ended June 26, 2022 primarily due to increases in our average check, partially offset by additional wage investments. Subsequent to the quarter, we made additional wage investments in our team members. We currently estimate mid-single digit labor inflation for the full fiscal year. During mid-January 2023 and at the beginning of May 2023, we increased certain menu prices to reflect an approximate 2.0% and 3.0% price increase, respectively, to continue to combat inflationary cost pressures and progress towards our goal to improve Restaurant-Level Adjusted EBITDA margins for fiscal 2023. We will continue to monitor the environment and make additional pricing decisions, if necessary.

In the quarter ended June 25, 2023, operating income margin and Restaurant-Level Adjusted EBITDA Margin continued to improve since the fourth quarter of 2022. We believe this improvement was the result of our ongoing efforts to deploy strategic pricing actions, elevate guest experiences, and implement operational efficiencies.

Review of Second Quarter 2023 Financial Results

Revenues for the quarter ended June 25, 2023 were $169.2 million compared to $150.6 million for the quarter ended June 26, 2022, an increase of $18.6 million or 12.3%. The increase in revenues was primarily attributed to the opening of two restaurants in the second through fourth quarters of 2022 and four restaurants during the two quarters ended June 25, 2023 and an increase in our same-restaurant sales. Same-restaurant sales increased 5.9% during the second quarter ended June 25, 2023, which was attributable to an increase in average check of 7.1% and a 1.2% decrease in transactions. The higher average check was driven by an approximate 9.9% increase in certain menu prices partially offset by product mix. New restaurants positively impacted revenues by approximately $10.4 million in the quarter ended June 25, 2023. For the purpose of calculating same-restaurant sales for June 25, 2023, sales for 66 restaurants were included in the Comparable Restaurant Base (as defined in "Selected Operating Data" below).

Total restaurant operating expenses for the second quarter ended June 25, 2023 were $126.5 million compared to $112.2 million for the second quarter ended June 26, 2022, an increase of $14.2 million or 12.7%. The increase in restaurant operating expenses was driven by the opening of two restaurants in the second through fourth quarters of 2022 and four restaurants during the two quarters ended June 25, 2023. Additionally, food, beverage and packaging costs were negatively impacted by a 5.5% increase in commodity prices, partially offset by lower third-party delivery commissions. Labor expense increases were also driven by incremental investments to support our team members, including annual rate increases primarily made in July 2022, and higher variable-based compensation. These labor increases were partially offset by operational efficiencies. Operating expenses increased due to an increase in repair and maintenance expenses, credit card fees, insurance, and utilities.

General and administrative expenses for the quarter ended June 25, 2023 were $19.6 million compared to $15.4 million for the quarter ended June 26, 2022, an increase of $4.2 million or 27.0%. This increase was primarily driven by increases in variable-based compensation, salaries and wages attributable to annual rate increases, the filling of open positions, software and other licensing fees, and advertising expenses.

Operating income for the second quarter ended June 25, 2023 and June 26, 2022 was $17.4 million. There was an immaterial decrease in operating income in the second quarter ended June 25, 2023 compared to the second quarter ended June 26, 2022 due to the aforementioned increase in revenues and lower pre-opening expenses due to the timing and geographic location of activities related to our planned restaurant openings, more than offset by the aforementioned increases in expenses and higher depreciation and amortization.

Net income for the second quarter ended June 25, 2023 was $9.9 million compared to net income of $10.8 million for the second quarter ended June 26, 2022, a decrease of $0.9 million or 8.0%. The decrease in net income was primarily due to a decrease in the Tax Receivable Agreement liability adjustment of $1.2 million, an increase in interest expense of $0.4 million, and the aforementioned decrease in operating income, partially offset by a decrease in income tax expense of $0.8 million. The $0.4 million increase in interest expense was primarily driven by a higher effective interest rate attributable to the year over year rising interest rate environment, partially offset by the improved lending terms associated with our 2023 Term Loan and 2023 Revolver Facility.

Restaurant-Level Adjusted EBITDA* for the second quarter ended June 25, 2023 was $42.7 million compared to $38.4 million for the second quarter ended June 26, 2022, an increase of $4.3 million or 11.3%.

Adjusted EBITDA* for the second quarter ended June 25, 2023 was $29.2 million compared to $27.6 million for the second quarter ended June 26, 2022, an increase of $1.6 million or 5.8%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Financial Measures” in the accompanying financial information below.

Development Highlights

During the two quarters ended June 25, 2023, we opened the remaining four restaurants that were planned for 2022. The opening of these restaurants brings the total restaurant count to 76, including a restaurant owned by C&O of which Portillo’s owns 50% of the equity.

Below are the restaurants opened since the beginning of fiscal 2023:

Location	Opening Date
Kissimmee, Florida	December 2022
The Colony, Texas	January 2023
Tucson, Arizona	February 2023
Gilbert, Arizona	March 2023

The following definitions apply to these terms as used in this release:

Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, excluding a restaurant that is owned by C&O. The Comparable Restaurant Base is defined as the number of restaurants open for at least 24 full fiscal periods. As of June 25, 2023 and June 26, 2022, there were 66 and 61 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales growth is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our same-restaurant sales growth allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume (“AUV”) - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including a restaurant that is owned by C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue. See also “Non-GAAP Financial Measures.”

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call and Development Day

The Company will host a conference call to discuss its financial results for the second quarter ended June 25, 2023 on Thursday, August 3, 2023, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 1-877-407-3982 (toll-free) or 1-201-493-6780 (international). A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-412-317-6671; the passcode is 13735738. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

We will also be hosting a Development Day on Tuesday, September 19, 2023 in Dallas-Fort Worth. This event will focus on Portillo's development strategy as a key driver of the Company's future growth.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 70 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements, so you should not unduly rely on these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•the impact of unionization activities of our restaurant workers on our operations and profitability;
•the impact of recent bank failures on the marketplace, including the ability to access credit;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages;
•the potential future impact of COVID-19 (including any variant) on our results of operations, supply chain or liquidity; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC”).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Barbara Noverini, CFA
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Quarter Ended				Two Quarters Ended
	June 25, 2023		June 26, 2022		June 25, 2023		June 26, 2022
REVENUES, NET	$169,182	100.0%	$150,623	100.0%	$325,242	100.0%	$285,105	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	56,229	33.2%	51,774	34.4%	109,856	33.8%	98,040	34.4%
Labor	43,153	25.5%	37,906	25.2%	83,612	25.7%	75,219	26.4%
Occupancy	8,237	4.9%	7,379	4.9%	16,688	5.1%	15,134	5.3%
Other operating expenses	18,832	11.1%	15,178	10.1%	37,536	11.5%	30,343	10.6%
Total restaurant operating expenses	126,451	74.7%	112,237	74.5%	247,692	76.2%	218,736	76.7%

General and administrative expenses	19,609	11.6%	15,439	10.3%	38,387	11.8%	31,126	10.9%
Pre-opening expenses	275	0.2%	423	0.3%	2,619	0.8%	979	0.3%
Depreciation and amortization	5,941	3.5%	5,309	3.5%	11,610	3.6%	10,514	3.7%
Net income attributable to equity method investment	(381)	(0.2)%	(275)	(0.2)%	(588)	(0.2)%	(398)	(0.1)%
Other (income) loss, net	(97)	(0.1)%	51	—%	(354)	(0.1)%	(105)	—%
OPERATING INCOME	17,384	10.3%	17,439	11.6%	25,876	8.0%	24,253	8.5%
Interest expense	6,523	3.9%	6,097	4.0%	13,966	4.3%	12,196	4.3%
Tax Receivable Agreement liability adjustment	(579)	(0.3)%	(1,754)	(1.2)%	(1,163)	(0.4)%	(1,754)	(0.6)%
Loss on debt extinguishment	—	—%	—	—%	3,465	1.1%	—	—%
INCOME BEFORE INCOME TAXES	11,440	6.8%	13,096	8.7%	9,608	3.0%	13,811	4.8%
Income tax expense	1,542	0.9%	2,340	1.6%	983	0.3%	2,505	0.9%
NET INCOME	9,898	5.9%	10,756	7.1%	8,625	2.7%	11,306	4.0%
Net income attributable to non-controlling interests	3,110	1.8%	5,645	3.7%	2,351	0.7%	6,001	2.1%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$6,788	4.0%	$5,111	3.4%	$6,274	1.9%	$5,305	1.9%

Net income per common share attributable to Portillo's Inc.:
Basic	$0.12		$0.14		$0.12		$0.15
Diluted	$0.12		$0.13		$0.11		$0.13

Weighted-average common shares outstanding:
Basic	54,964,649		35,991,079		52,252,053		35,899,125
Diluted	58,550,057		39,687,090		55,806,455		39,839,292

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	June 25, 2023	December 25, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$22,457	$44,427
Accounts receivable	11,496	8,590
Inventory	6,493	7,387
Prepaid expenses	5,139	4,922
Total current assets	45,585	65,326
Property and equipment, net	250,443	227,036
Operating lease assets	179,449	166,808
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	30,356	31,800
Equity method investment	16,373	16,274
Deferred tax assets	186,997	150,497
Other assets	4,061	4,119
Total other assets	856,010	820,913
TOTAL ASSETS	$1,331,487	$1,280,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,147	$30,273
Current portion of long-term debt	7,500	4,155
Current portion of Tax Receivable Agreement liability	6,309	813
Short-term debt	10,000	—
Current deferred revenue	4,696	7,292
Short-term operating lease liability	5,053	4,849
Accrued expenses	31,322	29,915
Total current liabilities	89,027	77,297
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	289,168	314,425
Tax Receivable Agreement liability	295,696	252,003
Long-term operating lease liability	217,989	200,166
Other long-term liabilities	3,151	3,291
Total long-term liabilities	806,004	769,885
Total liabilities	895,031	847,182

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 55,073,993 and 48,420,723 shares issued and outstanding at June 25, 2023 and December 25, 2022, respectively.	551	484
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 17,472,926 and 23,837,162 shares issued and outstanding at June 25, 2023 and December 25, 2022, respectively.	—	—
Additional paid-in-capital	301,622	260,664
Retained earnings (accumulated deficit)	1,462	(4,812)
Total stockholders' equity attributable to Portillo's Inc.	303,635	256,336
Non-controlling interest	132,821	176,565
Total stockholders' equity	436,456	432,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,331,487	$1,280,083

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Two Quarters Ended
	June 25, 2023	June 26, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,625	$11,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,610	10,514
Amortization of debt issuance costs and discount	620	1,243
Loss on sales of assets	496	107
Equity-based compensation	7,720	7,649
Deferred rent and tenant allowance	—	2,112
Deferred income tax expense	983	2,505
Tax Receivable Agreement liability adjustment	(1,163)	(1,754)
Amortization of deferred lease incentives	—	(166)
Gift card breakage	(528)	(474)
Loss on debt extinguishment	3,465	—
Changes in operating assets and liabilities:
Accounts receivables	(906)	(1,089)
Receivables from related parties	(141)	(66)
Inventory	894	439
Other current assets	(218)	754
Operating lease assets	3,880	—
Accounts payable	(2,779)	(2,908)
Accrued expenses and other liabilities	(559)	(6,140)
Operating lease liabilities	(1,359)	—
Deferred lease incentives	850	1,251
Other assets and liabilities	(181)	76
NET CASH PROVIDED BY OPERATING ACTIVITIES	31,309	25,359
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(37,359)	(13,940)
Proceeds from the sale of property and equipment	33	30
NET CASH USED IN INVESTING ACTIVITIES	(37,326)	(13,910)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	10,000	—
Proceeds from long-term debt	300,000	—
Payments of long-term debt	(322,428)	(1,662)
Proceeds from equity offering, net of underwriting discounts	179,306	—
Repurchase of outstanding equity / Portillo's OpCo units	(179,306)	—
Distributions paid to non-controlling interest holders	(399)	—
Proceeds from stock option exercises	1,015	1,451
Employee withholding taxes related to net settled equity awards	(56)	—
Proceeds from Employee Stock Purchase Plan purchases	297	—
Payments of Tax Receivable Agreement liability	(813)	—
Payment of deferred financing costs	(3,569)	—
Payment of initial public offering issuance costs	—	(771)
NET CASH USED IN FINANCING ACTIVITIES	(15,953)	(982)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(21,970)	10,467
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	44,427	39,263
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$22,457	$49,730

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Two Quarters Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Total Restaurants (a)	76	71	76	71
AUV (in millions) (a)	N/A	N/A	$8.8	$8.3
Change in same-restaurant sales (b)	5.9%	1.9%	7.4%	4.8%
Adjusted EBITDA (in thousands) (b)	$29,223	$27,613	$48,856	$45,244
Adjusted EBITDA Margin (b)	17.3%	18.3%	15.0%	15.9%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$42,731	$38,386	$77,550	$66,369
Restaurant-Level Adjusted EBITDA Margin (b)	25.3%	25.5%	23.8%	23.3%

(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. AUVs for the quarters ended June 25, 2023 and June 26, 2022 represent AUVs for the twelve months ended June 25, 2023 and June 26, 2022, respectively. Total restaurants indicated are as of a point in time.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, these measures are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net income	$9,898	$10,756	$8,625	$11,306
Depreciation and amortization	5,941	5,309	11,610	10,514
Interest expense	6,523	6,097	13,966	12,196
Loss on debt extinguishment	—	—	3,465	—
Income tax expense	1,542	2,340	983	2,505
EBITDA	23,904	24,502	38,649	36,521
Deferred rent (1)	1,169	865	2,393	1,946
Equity-based compensation	4,184	3,864	7,720	7,649
Other loss (2)	377	93	496	125
Transaction-related fees & expenses (3)	168	43	761	757
Tax Receivable Agreement liability adjustment (4)	(579)	(1,754)	(1,163)	(1,754)
Adjusted EBITDA	$29,223	$27,613	$48,856	$45,244
Adjusted EBITDA Margin (5)	17.3%	18.3%	15.0%	15.9%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents loss on disposal of property and equipment.
(3) Represents the exclusion of certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(4) Represents remeasurement of the Tax Receivable Agreement liability.
(5) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Operating income	$17,384	$17,439	$25,876	$24,253
Plus:
General and administrative expenses	19,609	15,439	38,387	31,126
Pre-opening expenses	275	423	2,619	979
Depreciation and amortization	5,941	5,309	11,610	10,514
Net income attributable to equity method investment	(381)	(275)	(588)	(398)
Other (income) loss, net	(97)	51	(354)	(105)
Restaurant-Level Adjusted EBITDA	$42,731	$38,386	$77,550	$66,369
Restaurant-Level Adjusted EBITDA Margin (1)	25.3%	25.5%	23.8%	23.3%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net